Exhibit 99.1

Ingersoll Rand Makes Key Executive Appointments

David Regnery Named Executive Vice President; Donald Simmons Named President, Commercial HVAC North America and Europe, Middle East and Africa

Davidson, N.C., Sept. 5, 2017 - Ingersoll-Rand plc (NYSE:IR), a world leader in creating comfortable, sustainable and efficient environments, appointed David (Dave) Regnery as executive vice president, Ingersoll Rand, effective today. The company named Donald (Donny) Simmons to succeed Regnery as president of the company’s commercial heating, ventilation and air conditioning (HVAC) business in North America and Europe, the Middle East and Africa (EMEA).

Didier Teirlinck, executive vice president, Climate segment, and Robert Zafari, executive vice president, Industrial segment, will assume interim advisory roles through the transition, and will retire in 2018.

The company will continue to report its financial results in two segments: Climate and Industrial.

Dave Regnery named executive vice president, Ingersoll Rand

As executive vice president, Regnery will have overall responsibility for the financial and operating performance of Ingersoll Rand’s Climate and Industrial segments, including the company’s full portfolio of businesses and the leading brands of Club Car®, Ingersoll Rand®, Thermo King® and Trane®. He has been named an executive officer of Ingersoll Rand and continues as a member of the enterprise leadership team.

“This change will help advance our strategy as we further leverage our business operating system to deliver strong performance across the Climate and Industrial segments,” said Michael W. Lamach, chairman and chief executive officer, Ingersoll Rand. “Dave has worked in nearly every business in our company and has a proven ability to enhance operational efficiency and deliver growth. His breadth of knowledge and passion for the customer will help us strengthen our competitive position.”

Regnery began his 30-year career at Ingersoll Rand as a financial management trainee. Throughout his tenure with Ingersoll Rand, Regnery has worked in multiple businesses, several regions of the world and also led the company’s shared services organization. He was promoted to roles of increasing responsibility including controller for Schlage and chief financial officer for the Security Technologies sector before shifting his focus to general management. Most recently, as president of the Commercial HVAC business in North America and EMEA, Regnery was responsible for the strategy, operations and performance of the Trane Commercial business in those regions. He has a master’s in business administration from Lehigh University.

Donny Simmons named president, Commercial HVAC North America and EMEA

With Regnery’s promotion, Simmons has been appointed to lead the Commercial HVAC business in North America and EMEA. He joined Ingersoll Rand in 2001 and has served in a variety of general management, sales, operations and finance roles of increasing responsibility. He served as vice president of global finance for the Climate Solutions sector, which was comprised of the Trane Commercial, Thermo King and Hussmann businesses globally, and also served as a territory vice president for Trane Commercial in North America. Most recently, Simmons served as president of the Fluid Management, Material Handling and Power Tools businesses in the Industrial segment.

“Donny has led several businesses through challenging market environments, aligning customer insights with operational strategies to deliver productivity and performance,” said Lamach. “His strong commercial background, financial expertise and emphasis on innovation and technology position him well to lead the Commercial HVAC North America and EMEA business.”

Simmons began his career in finance at Owens Corning and then progressed into manufacturing and operations roles. He earned a master’s in business administration from Indiana University.

Didier Teirlinck and Robert Zafari to retire after distinguished careers

Didier Teirlinck, executive vice president, Climate segment, and Robert Zafari, executive vice president, Industrial segment, will assume interim roles as advisors to the CEO on growth plans and strategic initiatives until their retirements. Zafari also will lead the Fluid Management, Material Handling and Power Tools businesses until a successor is named.

Teirlinck joined Ingersoll Rand in 2005 as the president of Climate Control for Europe, and became president of the Climate Solutions sector in 2009. With the company’s reorganization in 2014, he was named executive vice president for the Climate segment.

Zafari has been with the company since 2000. He held regional roles in the Productivity Solutions business and served as president of Compact Vehicle Technologies, Security Technologies and Climate Solutions in Europe, Middle East, India and Africa (EMEIA) before becoming president of the Industrial Technologies sector globally in 2010. He has served as executive vice president for the Industrial segment since 2014.

“Didier and Robert have made tremendous contributions to Ingersoll Rand and our progress as a premier performing operating company,” said Lamach. “They leave a legacy highlighted by an outstanding depth of leadership talent and an operating system that will continue to grow, develop and sustain progress for years to come.”

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About Ingersoll Rand
Ingersoll Rand (NYSE:IR) advances the quality of life by creating comfortable, sustainable and efficient environments. Our people and our family of brands-including Club Car®, Ingersoll Rand®, Thermo King® and Trane®-work together to enhance the quality and comfort of air in homes and buildings; transport and protect food and perishables; and increase industrial productivity and efficiency. We are a $13 billion global business committed to a world of sustainable progress and enduring results. For more information, visit www.ingersollrand.com.